Exhibit 99.B(d)(53)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Kettle Hill Capital Management, LLC

As of April 19, 2016, as amended September 13, 2017

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Multi-Strategy Alternative Fund

[REDACTED]

Agreed and Accepted:

By:	By:

/s/ William T. Lawrence	/s/ Bryan Kiss

Name:	Name:

William T. Lawrence	Bryan Kiss

Title:	Title:

Vice President	CFO